Exhibit 99

Gorman-Rupp Reports Fourth Quarter and Full-Year 2022 Financial Results

MANSFIELD, Ohio--(BUSINESS WIRE)--February 3, 2023--The Gorman-Rupp Company (NYSE: GRC) reports financial results for the fourth quarter and year ended December 31, 2022.

Fourth Quarter 2022 Highlights

  Net sales of $146.0 million increased 55.0% or $51.8 million compared to the fourth quarter of 2021, a 19.3% increase excluding sales from Fill-Rite which was acquired in May 2022
  Fourth quarter net income was $2.4 million, or $0.09 per share, compared to net income of $6.5 million, or $0.25 per share, for the fourth quarter of 2021
    Adjusted earnings per share1 for the fourth quarters of 2022 and 2021 were $0.11 and $0.26, respectively
    Adjusted earnings per share1 include non-cash LIFO2 expense of $0.25 per share and $0.08 per share in 2022 and 2021, respectively
  Adjusted EBITDA1 of $28.5 million for the fourth quarter of 2022 increased $14.5 million or 104% from $14.0 million for the same period in 2021, an increase of $6.8 million, or 49.0%, excluding Fill-Rite

As previously announced, on May 31, 2022, the Company completed its acquisition of Fill-Rite and Sotera (“Fill-Rite”), a division of Tuthill Corporation.

Net sales for the fourth quarter ended December 31, 2022 were $146.0 million compared to net sales of $94.2 million for the fourth quarter of 2021, an increase of 55.0% or $51.8 million. Domestic sales increased 67.1% or $43.5 million and international sales increased 28.4% or $8.3 million compared to the same period in 2021. Fill-Rite sales, which are primarily domestic, were $33.7 million for the fourth quarter of 2022.

Excluding Fill-Rite, sales in our water markets increased 23.3% or $15.4 million in the fourth quarter of 2022 compared to the fourth quarter of 2021. Sales increased $7.5 million in the fire protection market, $5.5 million in the municipal market, $1.5 million in the repair market, $0.6 million in the construction market, and $0.3 million in the agriculture market.

Excluding Fill-Rite, sales in our non-water markets increased 9.8% or $2.7 million in the fourth quarter of 2022 compared to the fourth quarter of 2021. Sales increased $3.0 million in the industrial market and $0.1 million in the petroleum market. Partially offsetting this increase were sales decreases of $0.4 million in the OEM market.

Gross profit was $36.6 million for the fourth quarter of 2022, resulting in gross margin of 25.1%, compared to gross profit of $22.3 million and gross margin of 23.7% for the same period in 2021. The improvement in gross margin was due primarily to leverage from increased sales volume and sales mix which includes a full quarter of Fill-Rite results. The 140 basis point increase in gross margin was driven by a 400 basis point improvement from labor and overhead leverage due to increased sales volume. The increase was partially offset by a 260 basis point increase in cost of material, which included an unfavorable LIFO2 impact of 260 basis points, and an unfavorable impact of 40 basis points related to the amortization of acquired Fill-Rite customer backlog. The acquired Fill-Rite customer backlog will be fully amortized during the first half of 2023.

Selling, general and administrative (“SG&A”) expenses were $21.0 million and 14.4% of net sales for the fourth quarter of 2022 compared to $13.9 million and 14.8% of net sales for the same period in 2021. The increase in SG&A expenses is primarily due to a $6.0 million increase in SG&A expenses related to Fill-Rite. Excluding Fill-Rite, SG&A expenses were 13.3% of net sales, a decrease of 150 basis points from the prior year driven primarily by leverage from increased sales volume.

Amortization expense was $3.1 million for the fourth quarter of 2022 compared to $0.2 million for the same period in 2021. The increase in amortization expense was due to $3.0 million in amortization attributable to the Fill-Rite acquisition.

Operating income was $12.5 million for the fourth quarter of 2022, resulting in an operating margin of 8.6%, compared to operating income of $8.2 million and operating margin of 8.7% for the same period in 2021. Operating margin decreased 10 basis points compared to the same period in 2021 due to an unfavorable LIFO2 impact and increased amortization expense partially offset by improved leverage on labor, overhead, and SG&A expenses due to increased sales volumes.

Interest expense was $9.4 million for the fourth quarter of 2022. No interest expense was recorded in the fourth quarter of 2021. The interest expense was due to debt financing attributable to the Fill-Rite acquisition.

Net income was $2.4 million, or $0.09 per share, for the fourth quarter of 2022 compared to net income of $6.5 million, or $0.25 per share, in the fourth quarter of 2021. Adjusted earnings per share1 for the fourth quarter of 2022 were $0.11 per share compared to $0.26 per share for the fourth quarter of 2021. Adjusted earnings per share1 for the fourth quarter of 2022 included an unfavorable LIFO2 impact of $0.25 per share compared to an unfavorable LIFO2 impact of $0.08 per share in the fourth quarter of 2021.

Adjusted EBITDA1 was $28.5 million for the fourth quarter of 2022 compared to $14.0 million for the fourth quarter of 2021 with the Fill-Rite acquisition contributing $7.7 million in 2022. Excluding Fill-Rite, adjusted EBITDA1 for the fourth quarter of 2022 compared to 2021 increased $6.8 million, or 49.0%, due primarily to increased sales volume.

Full-Year 2022 Highlights

  Net sales of $521.0 million increased 37.7% or $142.7 million compared to 2021, a 14.6% increase excluding sales from Fill-Rite which was acquired in May 2022
  Net income was $11.2 million, or $0.43 per share, compared to net income of $29.9 million, or $1.14 per share, for 2021
    Adjusted earnings per share1 for 2022 and 2021 were $0.94 and $1.21, respectively
    Adjusted earnings per share1 include non-cash LIFO2 expense of $0.56 per share and $0.20 per share in 2022 and 2021, respectively
  Adjusted EBITDA1 of $88.7 million increased $30.6 million or 52.7% from $58.1 million for 2021, an increase of $11.4 million, or 19.6% excluding Fill-Rite

Net sales for the year ended December 31, 2022 were $521.0 million compared to net sales of $378.3 million for the year ended December 31, 2021, an increase of 37.7% or $142.7 million. Domestic sales increased 46.3% or $120.6 million and international sales increased 18.8% or $22.1 million compared to 2021. Fill-Rite sales, which are primarily domestic, were $87.4 million from the acquisition date of May 31, 2022 to December 31, 2022.

Excluding Fill-Rite, sales in our water markets increased 15.9% or $42.5 million in 2022 compared to 2021. Sales increased $17.3 million in the fire market, $14.8 million in the municipal market, $6.4 million in the repair market, and $5.1 million in the construction market. Partially offsetting these increases was a decrease of $1.1 million in the agriculture market.

Excluding Fill-Rite, sales in our non-water markets increased 11.7% or $12.8 million in 2022 compared to 2021. Sales increased $13.5 million in the industrial market and $1.9 million in the OEM market. Partially offsetting these increases was a decrease of $2.6 million in the petroleum market.

Gross profit was $130.9 million in 2022, resulting in gross margin of 25.1%, compared to gross profit of $95.9 million and gross margin of 25.3% in 2021. The 20 basis point decrease in gross margin was driven by a 280 basis point increase in cost of material, which included an unfavorable LIFO2 impact of 170 basis points, an unfavorable impact of 30 basis points related to Fill-Rite inventory recorded at fair value and recognized during the second quarter of 2022, and an unfavorable impact of 30 basis points related to the amortization of acquired Fill-Rite customer backlog. The full amount of the step-up to record Fill-Rite inventory at fair value was recognized during the second quarter of 2022 and will not recur, while the acquired Fill-Rite customer backlog will be fully amortized during the first half of 2023. The decrease in gross margin was partially offset by a 260 basis point improvement from labor and overhead leverage due to increased sales volume.

SG&A expenses were $83.1 million in 2022, which included $7.1 million of one-time acquisition costs. Excluding acquisition costs, SG&A expenses were $76.0 million and 14.6% of net sales in 2022 compared to $56.0 million and 14.8% of net sales in 2021. The decrease in SG&A expenses as a percentage of sales, excluding acquisition costs, was primarily due to leverage from increased sales volume.

Amortization expense was $7.6 million in 2022 compared to $0.5 million in 2021. The increase in amortization expense was due to $7.0 million in amortization attributable to the Fill-Rite acquisition.

Operating income was $40.2 million in 2022, which included $7.1 million in one-time acquisition costs, $1.4 million of inventory step up amortization, and $1.5 million of acquired customer backlog amortization. Excluding acquisition costs, inventory step-up and backlog amortization, operating income was $50.2 million in 2022, resulting in an operating margin of 9.6%, compared to operating income of $39.4 million and operating margin of 10.4% in 2021. The decrease of 80 basis points in operating margin was primarily the result of an unfavorable LIFO2 impact.

Interest expense was $19.2 million in 2022. No interest expense was recorded in 2021. The interest expense was due to debt financing attributable to the Fill-Rite acquisition.

Other income (expense), net was $7.1 million of expense in 2022 compared to expense of $2.1 million in 2021. The increase in expense was due primarily to increased non-cash pension settlement charges of $6.4 million in 2022 compared to $2.3 million in 2021.

Net income was $11.2 million, or $0.43 per share, in 2022 compared to $29.9 million, or $1.14 per share, in 2021. Adjusted earnings per share1 in 2022 were $0.94 per share compared to $1.21 per share in 2021. Adjusted earnings per share1 in 2022 included an unfavorable LIFO2 impact of $0.56 per share compared to an unfavorable LIFO2 impact of $0.20 per share in 2021.

The Company’s effective tax rate was 19.3% in 2022 compared to 19.9% in 2021. The effective tax rate for 2022 was impacted by similar benefits from credits and permanent items as the prior year on lower pretax income. We expect our effective tax rate for 2023 to be between 20.0% and 22.0%

Adjusted EBITDA1 was $88.7 million in 2022 compared to $58.1 million in 2021 with the Fill-Rite acquisition contributing $19.2 million. Excluding Fill-Rite, adjusted EBITDA1 in 2022 increased $11.4 million, or 19.6%, compared to 2021, due primarily to increased sales volume.

The Company’s backlog of orders was $267.4 million at December 31, 2022 compared to $186.0 million at December 31, 2021, an increase of 43.8%. Fill-Rite added $13.0 million to the backlog at December 31, 2022. Incoming orders during the fourth quarter of 2022 increased 17.6% when compared to the same period in 2021, and decreased 8.6% excluding Fill-Rite. Incoming orders increased 30.6% in 2022 compared to 2021, and 11.2% excluding Fill-Rite. The increase in backlog at December 31, 2022 was primarily driven by strong incoming orders during the year, large municipal orders which are longer term in nature, and the acquisition of Fill-Rite. The backlog aging was consistent with historical levels.

Capital expenditures in 2022 were $18.0 million and consisted primarily of machinery and equipment and building improvements. Capital expenditures for the full-year 2023 are presently planned to be in the range of $18-$20 million.

Scott A. King, President and CEO commented, “2022 was an historic year for Gorman-Rupp as we celebrated our 50th consecutive year of increased dividends, completed the largest acquisition in Company history by acquiring Fill-Rite, and reached $500 million in annual sales for the first time. In addition to these historic achievements, we also delivered year-over-year double digit organic revenue growth in 2022. The integration of Fill-Rite has gone well and we are expanding their footprint to support further growth. As we begin our 90th year, our outlook remains positive. We enter 2023 with record backlog and believe the majority of our markets will continue to show growth, particularly those related to infrastructure. We expect our 2023 gross margin to benefit as the pricing actions we have taken throughout 2022 are fully realized and the impact of LIFO returns to more normal levels. In addition to pursuing earnings growth, we continue to focus on cash flow by improving on our working capital through inventory management without diminishing customer service.

“I am grateful for the Gorman-Rupp team as well as our customers, suppliers and shareholders for their on-going support as we managed through an eventful and successful year.”

About The Gorman-Rupp Company

Founded in 1933, The Gorman-Rupp Company is a leading designer, manufacturer and international marketer of pumps and pump systems for use in diverse water, wastewater, construction, dewatering, industrial, petroleum, original equipment, agriculture, fire suppression, heating, ventilating and air conditioning (HVAC), military and other liquid-handling applications.

(1) Non-GAAP Information

This release includes certain non-GAAP financial data and measures such as (1) adjusted earnings per share, which is earnings per share excluding non-cash pension settlement charges per share, one-time acquisition costs per share, amortization of step up in value of acquired inventories per share, and amortization of customer backlog per share and (2) adjusted earnings before interest, taxes, depreciation and amortization, referred to as “adjusted EBITDA”, which is net income (loss) excluding interest, taxes, depreciation and amortization, adjusted to exclude non-cash pension settlement charges, one-time acquisition costs, amortization of step up in value of acquired inventories, amortization of customer backlog, and non-cash LIFO2 expense. Management utilizes these adjusted financial data and measures to assess comparative operations against those of prior periods without the distortion of non-comparable factors. The inclusion of these adjusted measures should not be construed as an indication that the Company’s future results will be unaffected by unusual or infrequent items or that the items for which the Company has made adjustments are unusual or infrequent or will not recur. Further, the impact of the LIFO2 inventory costing method can cause results to vary substantially from company to company depending upon whether they elect to utilize LIFO2 and depending upon which method they may elect. The Gorman-Rupp Company believes that these non-GAAP financial data and measures also will be useful to investors in assessing the strength of the Company’s underlying operations and liquidity from period to period. These non-GAAP financial measures are not intended to replace GAAP financial measures, and they are not necessarily standardized or comparable to similarly titled measures used by other companies. Provided later in this release is a reconciliation of adjusted earnings per share and adjusted EBITDA, which includes descriptions of actual adjustments made in the current period and the corresponding prior period.

(2) LIFO Inventory Method

The majority of the Company’s inventories are valued on the last-in, first-out (LIFO) method and stated at the lower of cost or market. Current cost approximates replacement cost, or market, and LIFO cost is determined at the end of each fiscal year based on inventory levels on-hand at current replacement cost and a LIFO reserve. The Company uses the simplified LIFO method, under which the LIFO reserve is determined utilizing the inflation factor specified in the Producer Price Index for Machinery and Equipment – Pumps, Compressors and Equipment, as published by the U.S. Bureau of Labor Statistics. Interim LIFO calculations are based on management’s estimate of the expected year-end inflation index and, as such, are subject to adjustment each quarter including the fourth quarter when the inflation index for the year is finalized. When inflation increases, the LIFO reserve and non-cash expense increase. The atypically high inflation index during 2022, which was higher than the rate of the Company’s actual cost increases, required adjustments to the Company’s LIFO reserve that resulted in significantly higher non-cash LIFO expense than what the Company has historically recognized. Pre-tax LIFO expense was $8.3 million for the fourth quarter of 2022 and $2.8 million for the fourth quarter of 2021. Pre-tax LIFO expense was $18.0 million for the year ended December 31, 2022 and $6.7 million for the year ended December 31, 2021.

Forward-Looking Statements

In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, The Gorman-Rupp Company provides the following cautionary statement: This news release contains various forward-looking statements based on assumptions concerning The Gorman-Rupp Company’s operations, future results and prospects. These forward-looking statements are based on current expectations about important economic, political, and technological factors, among others, and are subject to risks and uncertainties, which could cause the actual results or events to differ materially from those set forth in or implied by the forward-looking statements and related assumptions. Such uncertainties include, but are not limited to, our estimates of future earnings and cash flows, general economic conditions and supply chain conditions and any related impact on costs and availability of materials, and uncertainties related to our acquisition of the assets of Fill-Rite, including but not limited to integration of the acquired business in a timely and cost effective manner, retention of supplier and customer relationships and key employees, the ability to achieve synergies and cost savings in the amounts and within the time frames currently anticipated and the ability to service and repay indebtedness incurred in connection with the transaction. Other factors include, but are not limited to: company specific risk factors including (1) loss of key personnel; (2) intellectual property security; (3) acquisition performance and integration; (4) impairment in the value of intangible assets, including goodwill; (5) defined benefit pension plan settlement expense and LIFO expense; and (6) family ownership of common equity; and general risk factors including (7) continuation of the current and projected future business environment, including the impact of inflation and other cost pressures, the duration and scope of the COVID-19 pandemic, the impact of the pandemic and actions taken in response to the pandemic; (8) highly competitive markets; (9) availability and costs of raw materials and labor; (10) cyber security threats; (11) compliance with, and costs related to, a variety of import and export laws and regulations; (12) environmental compliance costs and liabilities; (13) exposure to fluctuations in foreign currency exchange rates; (14) conditions in foreign countries in which The Gorman-Rupp Company conducts business; (15) changes in our tax rates and exposure to additional income tax liabilities; and (16) risks described from time to time in our reports filed with the Securities and Exchange Commission. Except to the extent required by law, we do not undertake and specifically decline any obligation to review or update any forward-looking statements or to publicly announce the results of any revisions to any of such statements to reflect future events or developments or otherwise.

The Gorman-Rupp Company
Condensed Consolidated Statements of Income (Unaudited)
(thousands of dollars, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021

Net sales	$146,001	$94,164	$521,027	$378,316
Cost of products sold	109,363	71,815	390,090	282,419
Gross profit	36,638	22,349	130,937	95,897
Selling, general and administrative expenses	20,992	13,940	83,117	56,004
Amortization expense	3,139	181	7,637	537
Operating income	12,507	8,228	40,183	39,356
Interest expense	(9,361)	-	(19,240)	-
Other income (expense), net	7	(262)	(7,071)	(2,108)
Income before income taxes	3,153	7,966	13,872	37,248
Provision for income taxes	726	1,423	2,677	7,397
Net income	$2,427	$6,543	$11,195	$29,851

Earnings per share	$0.09	$0.25	$0.43	$1.14

The Gorman-Rupp Company
Condensed Consolidated Balance Sheets (Unaudited)
(thousands of dollars, except share data)

			December 31,
Assets			2022	2021

Cash and cash equivalents			$6,783	$125,194
Accounts receivable, net			93,059	58,545
Inventories, net			111,133	85,648
Prepaid and other			14,551	7,795
Total current assets			225,526	277,182
Property, plant and equipment, net			128,640	104,293
Other assets			11,579	6,193
Goodwill and other intangible assets, net			507,085	33,086
Total assets			$872,830	$420,754

Liabilities and shareholders' equity

Accounts payable			$24,697	$17,633
Current portion of long-term debt			17,500	-
Accrued liabilities and expenses			43,016	34,807
Total current liabilities			85,213	52,440
Pension benefits			9,352	9,342
Postretirement benefits			22,413	27,359
Long-term debt, net of current portion			419,327	-
Other long-term liabilities			5,331	1,637
Total liabilities			541,636	90,778
Shareholders' equity			331,194	329,976
Total liabilities and shareholders' equity			$872,830	$420,754

Shares outstanding			26,094,865	26,103,661

The Gorman-Rupp Company
Non-GAAP Financial Information
(thousands of dollars, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Adjusted earnings per share:
Reported earnings per share – GAAP basis	$0.09	$0.25	$0.43	$1.14
Plus pension settlement charge	-	0.01	0.20	0.07
Plus one-time acquisition costs	-	-	0.22	-
Plus amortization of step up in value of acquired inventories	-	-	0.04	-
Plus amortization of acquired customer backlog	0.02	-	0.05	-
Non-GAAP adjusted earnings per share	$0.11	$0.26	$0.94	$1.21

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Adjusted earnings before interest, taxes, depreciation and amortization:
Reported net income – GAAP basis	$2,427	$6,543	$11,195	$29,851
Plus interest expense	9,361	-	19,240	1
Plus provision for income taxes	726	1,423	2,677	7,397
Plus depreciation and amortization expense	6,997	3,006	21,158	11,914
Non-GAAP earnings before interest,
taxes, depreciation and amortization	19,511	10,972	54,270	49,163

Plus pension settlement charge	72	188	6,427	2,304
Plus one-time acquisition costs	40	-	7,088	-
Plus amortization of step up in value of acquired inventories	-	-	1,406	-
Plus amortization of acquired customer backlog	650	-	1,517	-
Plus non-cash LIFO expense	8,274	2,809	18,041	6,669
Non-GAAP adjusted earnings before interest,
taxes, depreciation and amortization	$28,547	$13,969	$88,749	$58,136

Contacts

Brigette A. Burnell
Corporate Secretary
The Gorman-Rupp Company
Telephone (419) 755-1246
NYSE: GRC

For additional information, contact James C. Kerr, Chief Financial Officer, Telephone (419) 755-1548.